Exhibit 11

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Statements re Computation of Per Share Earnings

(Common shares means both Class A and Class B)

	Year ended December 31,
	2008	2007	2006

Net (loss)/earnings from continuing operations	$(6,612,000)	$50,263,000	$36,665,000
(Loss)/earnings from discontinued operations, net of tax	(19,939,000)	(16,621,000)	3,102,000
Net (loss)/earnings	$(26,551,000)	$33,642,000	$39,767,000

Shares used to compute basic earnings per common share (weighted average number of shares outstanding)	43,443,000	42,390,000	40,692,000
Shares used to compute diluted earnings per common share (weighted average number of shares outstanding assuming the effect of stock options)	43,550,000	42,574,000	40,960,000

Basic (loss)/earnings per common share:
Net (loss)/earnings from continuing operations	$(0.15)	$1.19	$0.90
Net (loss)/earnings from discontinued operations	(0.46)	(0.40)	0.08
Net (loss)/earnings	$(0.61)	$0.79	$0.98

Diluted (loss)/earnings per common share:
Net (loss)/earnings from continuing operations	$(0.15)	$1.19	$0.89
Net (loss)/earnings from discontinued operations	(0.46)	(0.40)	0.08
Net (loss)/earnings	$(0.61)	$0.79	$0.97